Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000
For more information: Joe Weigel Communications Manager (800) CELADON Ext. 27006 (317) 972-7006 Direct jweigel@celadongroup.com	October 29, 2014

CELADON GROUP REPORTS SEPTEMBER QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended September 30, 2014, the first fiscal quarter of the Company’s fiscal year ending June 30, 2015.

Revenue for the quarter increased 10.5% to $193.4 million in the 2015 quarter from $175.1 million in the 2014 quarter.  Freight revenue, which excludes fuel surcharges, increased 11.1% to $157.7 million in the 2015 quarter from $142.0 million in the 2014 quarter.  Net income increased 21.2% to $8.0 million in the 2015 quarter from $6.6 million for the same quarter last year.  Earnings per diluted share increased 21.4% to $0.34 in the 2015 quarter from $0.28 for the same quarter last year.

Paul Will, President and Chief Executive Officer, made the following comments: “We are pleased with our overall improvement in our operating statistics.  The increase in average seated tractor count of 231, or 7.6%, to 3,255 in the September 2014 quarter compared with 3,024 in the September 2013 quarter was a significant operating metric improvement that resulted in increased revenue for the quarter.  Our average revenue per tractor per week increased $64, or 2.2%, to $2,977 in the September 2014 quarter, from $2,913 in the September 2013 quarter.  In addition, our average revenue per loaded mile increased to $1.633 per mile in the September 2014 quarter from $1.597 in the September 2013 quarter.

“We continue to work on driver recruitment and retention as the market remains challenging for qualified drivers.  As a result, our costs related to driver training, advertising for experienced drivers, and other recruitment and retention efforts have continued to increase.  This, along with economic and safety regulatory issues, has resulted in more constrained truckload capacity for shippers.  Their understanding and willingness to adjust rates upward reflects the collective capacity and service challenges currently facing the industry.  In addition to initiating and implementing sustainable rate increases, we are continuing to work on cost reduction initiatives as we strive to improve our operating results.

“The average age of the Company’s tractor fleet was 1.7 years as of September 2014 and the average age of the trailer fleet was 3.6 years as of September 2014.  Gains on sales of assets were $4.6 million in the September 2014 quarter compared with $1.2 million in the September 2013 quarter.  The Company is currently in the process of refreshing its tractor and trailer fleets.  Included in the gains on sales of assets is equipment sold independent from the disposition of equipment operated in the existing Celadon fleet.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At September 30, 2014, we had $264.3 million of stockholders’ equity and our earnings before interest, taxes, depreciation and amortization was $29.0 million in the current September 2014 quarter.  Our increased cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On October 29, 2014, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending December 31, 2014.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on January 23, 2015 to shareholders of record at the close of business on January 9, 2015.

Conference Call Information

Participants can pre-register for the conference call by navigating to Celadon's Investor Relations Website, http://investors.celadontrucking.com, under the report center menu option.  For those without internet access or unable to pre-register may join the conference by dialing 1-412-317-6060 or 1-866-652-5200.  A replay of the webcast will be available through December 1, 2014 at http://investors.celadontrucking.com.
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Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended
	Sept 30,
	2014	2013

REVENUE:
Revenue, before fuel surcharge	$157,704	$141,956
Fuel surcharge revenue	35,712	33,146
Total revenue	193,416	175,102

OPERATING EXPENSES:
Salaries, wages, and employee benefits	57,222	46,654
Fuel	39,985	36,843
Purchased transportation	43,637	41,744
Revenue equipment rentals	2,590	1,652
Operations and maintenance	11,240	11,274
Insurance and claims	5,676	4,140
Depreciation and amortization	15,556	16,086
Communications and utilities	1,830	1,364
Operating taxes and licenses	3,315	2,832
General and other operating	3,455	2,139
Gain on disposition of equipment	(4,558)	(1,158)
Total operating expenses	179,948	163,570

Operating income	13,468	11,532

Interest expense	1,169	1,224
Interest income	0	0
Other (income) expense, net	(78)	(241)
Income before income taxes	12,377	10,549
Income tax expense	4,329	3,983
Net income	$8,048	$6,566

Income per common share:
Diluted	$0.34	$0.28
Basic	$0.35	$0.29

Diluted weighted average shares outstanding	23,934	23,662
Basic weighted average shares outstanding	23,240	22,930

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2014 and June 30, 2014
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	September 30,	June 30,
ASSETS	2014	2014

Current assets:
Cash and cash equivalents	$10,097	$15,508
Trade receivables, net of allowance for doubtful accounts of $968 and $942 at September 30, 2014 and June 30, 2014, respectively	99,922	105,968
Prepaid expenses and other current assets	36,234	26,288
Tires in service	1,952	2,227
Equipment held for resale	3,054	3,148
Income Tax Receivable	4,704	6,395
Deferred income taxes	7,243	7,651
Total current assets	163,206	167,185
Property and equipment	701,331	643,888
Less accumulated depreciation and amortization	151,875	151,059
Net property and equipment	549,456	492,829
Tires in service	2,426	2,720
Goodwill	22,800	22,810
Other assets	5,156	5,271
Total assets	$743,044	$690,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,363	$11,017
Accrued salaries and benefits	11,572	13,902
Accrued insurance and claims	10,882	11,568
Accrued fuel expense	9,043	11,306
Other accrued expenses	37,755	33,453
Current maturities of long term debt	3,040	3,690
Current maturities of capital lease obligations	60,310	67,439
Total current liabilities	141,965	152,375
Capital lease obligations, net of current maturities	141,840	119,665
Long term debt, net of current maturities	116,249	83,497
Deferred income taxes	78,719	76,275
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 24,149 and 24,060 shares at September 30, 2014 and June 30, 2014, respectively	797	794
Treasury stock at cost; 500 and 500 shares at September 30, 2014 and June 30, 2014, respectively	(3,453)	(3,453)
Additional paid-in capital	109,148	107,579
Retained earnings	167,651	160,068
Accumulated other comprehensive loss	(9,872)	(5,985)
Total stockholders’ equity	264,271	259,003
Total liabilities and stockholders’ equity	$743,044	690,815

Key Operating Statistics

	For the three months ended
	September 30,
	2014	2013
Average revenue per loaded mile (*)	$1.633	$1.597
Average revenue per total mile (*)	1.443	$1.406
Average revenue per tractor per week (*)	$2,977	$2,913
Average miles per seated tractor per week(**)	2,063	2,072
Average seated line-haul tractors (**)	3,255	3,024

*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue(^)	$161,650	$147,658
Asset Light Revenue	16,547	13,218
Intermodal Revenue	9,240	7,524
Other Revenue	5,979	6,702
Total Revenue	$193,416	$175,102

^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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